EXHIBIT 99.1

FOR IMMEDIATE RELEASE

UMAMI SUSTAINABLE SEAFOOD AND BAJA AQUA FARMS

ENTER INTO A $64 MILLION CREDIT FACILITY

SAN DIEGO, Calif., June 26, 2013—On June 26, 2013, Umami Sustainable Seafood, Inc. (“Umami”) and Baja Aqua Farms S.A. de C.V (“Baja”), a subsidiary of Umami, entered into an amended credit agreement (the “Amended Credit Facility”), dated as of that date, with AMERRA Capital Management, LLC (“AMERRA”) as administrative agent and the lenders party thereto.

The Amended Credit Facility amends the credit agreement dated as of August 26, 2011, as previously amended, among Umami, Baja, the lenders party thereto and AMERRA as administrative agent (as previously amended, the “Original Credit Facility”), that provided for a $39.0 million secured revolving credit facility. The Original Credit Facility, which was structured in two tranches scheduled to expire on December 31, 2012 and March 31, 2013, was superseded with the execution of the Amended Credit Facility.

The Amended Credit Facility provides a credit line of up to $64.0 million. Commitments under the Amended Credit Facility will mature on March 31, 2014, which may be extended by mutual agreement.

The lenders under the Amended Credit Facility will be secured with a blanket lien, first priority security interest on substantially all of Baja’s assets, as well as a pledge on 100% of the shares in Baja, all of which were held directly or indirectly by Umami at execution of the Amended Credit Facility. Umami is a corporate guarantor under the Amended Credit Facility. AMERRA has also been granted the right to appoint one director to Baja’s board of directors, which it can fill at its discretion. As of the date hereof, AMERRA has not filled the seat.

Baja is the borrower under the Amended Credit Facility. Baja expects to have initial borrowings outstanding of approximately $43.3 million under the Amended Credit Facility. The Amended Credit Facility provides for new pricing terms that increase the applicable margin on the loans. The applicable interest rate is LIBOR plus 950 basis points and the applicable commitment fee on undrawn funds is 100 basis points. Interest is payable monthly in arrears. Baja paid upfront fees or original issue discount equal to 3.0% of the Amended Credit Facility. The Amended Credit Facility provides AMERRA with a grant of equity equal to 6.25% of the pre-grant outstanding equity at Baja.

The terms under which amounts outstanding under the Amended Credit Facility may be accelerated did not materially change.

“This credit facility is an important agreement for Umami and Baja and it improves our liquidity position,” said Timothy Fitzpatrick, Umami’s chief financial officer.